SUNCOKE ENERGY, INC.
SENIOR EXECUTIVE INCENTIVE PLAN
(Amended and Restated Effective as of January 1, 2014)

I. PURPOSE
The SunCoke Energy, Inc. Senior Executive Incentive Plan (the “SEIP”) is designed to provide for Awards to selected executive officers who contribute in a substantial degree to the success of the Company and who are in a position to have a direct and significant impact on the growth and success of the Company, thus affording to them a means of participating in that success and an incentive to contribute further to that success. The SEIP is intended to ensure that payments made under the SEIP or other incentive arrangements qualify as “performance-based” compensation as described in Section 162(m) of the Internal Revenue Code.
II. DEFINITIONS
The following words and phrases shall have the meanings set forth below:
2.1. “Adjusted EBITDA” shall mean earnings before interest, taxes, depreciation and amortization, as reported in the Company’s consolidated financial statements, adjusted to exclude the impact of significant: gains (losses) on the disposal of assets; asset impairments, retirements or write-downs; gains (losses) associated with legal, insurance or tax settlements/adjustments; restructuring, severance or pension-related charges; or other similar items out of the ordinary course of business.
2.2. “Affiliate” means any corporation that together with the Company constitute an affiliated group of corporations as described in Section 1504 of the Internal Revenue Code (without regard to Section 1504(b) thereof).
2.3. “Award” shall mean an award of incentive compensation pursuant to the SEIP.
2.4. “Award Fund” shall mean the aggregate amount made available in any Performance Year pursuant to Article V hereof from which Awards determined under Article VI hereof may be made.
2.5. “Committee” shall mean the Compensation Committee of the Board of Directors of the Company or such other committee appointed to administer the SEIP by the Board of Directors of the Company that is comprised of at least two members of the Board of Directors, each of whom shall meet applicable requirements set forth in Section 162(m) of the Internal Revenue Code and the regulations thereunder.
2.6. “Company” shall mean SunCoke Energy, Inc., a Delaware corporation.
2.7. “Participant” shall mean each individual described in Article IV of the SEIP.
2.8. “Performance Year” shall mean each fiscal year of the Company.
2.9. “SEIP” shall mean this SunCoke Energy, Inc. Senior Executive Incentive Plan, as amended from time to time.
III. ADMINISTRATION
The SEIP shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the SEIP, and make such determinations and take such action in connection with or in relation to the SEIP as it deems necessary. Each determination made by the Committee shall be final, binding and conclusive for all purposes and upon all persons. The Committee may rely conclusively on the determinations made by the Company’s independent public accountants with respect to matters within their expertise.
IV. ELIGIBILITY
Any executive officer of the Company or an Affiliate designated by the Committee is eligible to participate in the SEIP with respect to a Performance Year. No later than 90 days after the commencement of each Performance Year, the Committee shall, in writing, designate the Participants who are eligible to receive an Award for such Performance Year.
V. AWARD FUND
An Award Fund shall be established at five percent of the Company’s Adjusted EBITDA for each Performance Year, provided that the Committee reserves the right to decrease the amount of the Award Fund in any given Performance Year. No amounts shall be paid under the SEIP for any Performance Year unless the Company has Adjusted EBITDA in such Performance Year.
VI. AWARDS
No later than 90 days after the commencement of each Performance Year, the Committee shall determine the percentage of the Award Fund to allocate to each Participant as an Award for such Performance Year; provided that for any given Performance Year, no one Participant shall be allocated an Award that exceeds 50% of the Award Fund, and the sum of the Awards shall not exceed 100% of the Award Fund.
VII. ADJUSTMENT AND LIMITATIONS
7.1. Adjustment. The Committee may not increase the amount payable with respect to any Award, but the Committee reserves the right to decrease or eliminate any Award to any Participant. In determining Awards, the Committee shall exercise discretion only to the extent permitted in Section 162(m) of the Internal Revenue Code and the regulations thereunder. In making such determinations, the Committee may establish factors to take into account in implementing its discretion, including, but not limited to, achievement of business objectives and individual objectives, including the objectives established under the SunCoke Energy, Inc. Annual Incentive Plan, and, except in the case of the Award for the Chief Executive Officer of the Company, the recommendations of the Chief Executive Officer of the Company. In the event of a Change in Control (as such term is defined in the SunCoke Energy, Inc. Annual Incentive Plan), the Awards shall be adjusted pursuant to such Annual Incentive Plan, including the Sections entitled “Change in Control” and “AIP Termination and Modification.”
7.2. Maximum Award. Notwithstanding the foregoing, the maximum Award payable to a Participant shall not exceed (a) the lesser of the Participant’s Award established pursuant to Article VI or $4 million, in the case of the Chief Executive Officer; and (b) the lesser of the Participant’s Award established pursuant to Article VI or $2 million, in the case of each Participant other than the Chief Executive Officer.
VIII. PAYMENT
Prior to the payment of any Award under the SEIP, the Committee shall certify in writing that all applicable material conditions for such Award, including the conditions set forth in Article V, Article VI and this Article VIII, have been satisfied. In making this certification, the Committee will be entitled to rely upon an appropriate officer’s certificate from the Company’s Chief Financial Officer. Subject to the immediately preceding sentence, payment of the individual Awards will be made in a lump sum cash payment no later than March 15 of the year immediately following the end of the Performance Year to which the Award relates.
IX. FORFEITURE AND/OR PRORATION OF AWARD
9.1. Forfeiture. If a Participant’s employment terminates with the Company and all Affiliates for any reason other than death, permanent disability (as determined under the Company’s long term disability program) or Retirement prior to December 31 of any Performance Year, such Participant will not receive payment of any Award for such Performance Year.
9.2. Proration.
(a) A pro-rated Award, reflecting participation for a portion of the Performance Year during which the Participant was employed in an eligible position, will be paid to any Participant whose employment terminates during the Performance Year as a result of death, permanent disability (as determined under the Company’s long term disability program) or Retirement.
(b) Any pro-rated Award for the Performance Year payable hereunder will be paid on the date when Awards are otherwise payable for such Performance Year as provided in the SEIP.
(c) For purposes of this Article IX, “Retirement” shall have the meaning assigned in the SunCoke Energy, Inc. Executive Annual Incentive Plan.
X. EFFECTIVE DATE; AMENDMENT OR TERMINATION
10.1. Effective Date. The SEIP shall be effective for Performance Years beginning on and after January 1, 2013, provided that the SEIP receives shareholder approval at the Company’s 2013 Annual Meeting of Shareholders. If such shareholder approval is not obtained, any Awards granted to Participants shall be null and void.
10.2. Amendment or Termination. The SEIP may be amended or revised at any time by the Committee and may be discontinued or terminated in whole or in part at any time by the Board of Directors of the Company, provided, however, that no amendment requiring shareholder approval under Section 162(m) of the Internal Revenue Code will be made without obtaining such shareholder approval. The SEIP will continue in operation until discontinued or terminated as herein provided. Notwithstanding the foregoing provisions of this Section 10.2, if a Change in Control (as defined in the SunCoke Energy, Inc. Annual Incentive Plan) occurs during a Performance Year, the Participants for such Performance Year shall continue to have at least the same SEIP Award opportunity as in effect immediately prior to the Change in Control, and the SEIP shall not be terminated, or amended or administered, so that the Participant’s Award opportunity for such Performance Year is reduced in any way.
XI. MISCELLANEOUS
11.1. Neither the action of the Company in establishing the SEIP, nor any action taken by it or by the Committee under the provisions hereof, nor any provision of the SEIP, shall be construed as giving to any Participant the right to be retained in the employ of the Company or its Affiliates.
11.2. The Company may offset against any payments to be made to a Participant or his/her beneficiary under the SEIP any amounts owing to the Company or Affiliates from the Participant for any reason.
11.3. Nothing in the SEIP shall obligate the Company to set aside funds to pay for the Awards determined hereunder, or to pay Awards under the SEIP.
11.4. The validity, construction and effect of the SEIP or any incentive payment payable under the SEIP shall be determined in accordance with the laws of the State of Delaware.
11.5. The Company shall have the right to make all payments or distributions pursuant to the SEIP to a Participant, net of any applicable Federal, State and local taxes required to be paid or withheld. The Company shall have the right to withhold from wages, Award payments or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes.
11.6. The SEIP shall be binding upon and inure to the benefit of the Company and its successors and assigns.

SunCoke Energy, Inc.
Senior Executive Incentive Plan                                  Page 1 of 1
(January 1, 2014)